UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 5, 2007
LEAP WIRELESS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29752	33-0811062

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10307 Pacific Center Court
San Diego, California 92121
(Address of Principal Executive Offices)

(858) 882-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement; Item 1.02. Termination of a Material Definitive Agreement; Item 2.03. Creation of a Direct Financial Obligation of a Registrant.
     On March 5, 2007, Cricket Communications, Inc. (“Cricket”), a wholly owned subsidiary of Leap Wireless International, Inc. (“Leap”), acquired the remaining 25% of the membership interests in Alaska Native Broadband 1, LLC (“ANB 1”), that it did not already own, following Alaska Native Broadband, LLC’s exercise of its option to sell its entire 25% controlling interest in ANB 1 to Cricket. As a result of the acquisition, ANB 1 and its wholly owned subsidiary, Alaska Native Broadband 1 License, LLC (“ANB 1 License”), became direct and indirect wholly owned subsidiaries, respectively, of Cricket. ANB 1 License owns nine wireless licenses covering approximately 10.3 million potential customers and operates a wireless telecommunications business in its markets using the Cricket business model and brands.
     Upon consummation of the acquisition, on March 5, 2007 each of ANB 1 and ANB 1 License guaranteed the obligations of Cricket under its senior secured credit agreement by executing and delivering a guaranty supplement. The senior secured credit agreement includes a $900 million term loan and an undrawn $200 million revolving credit facility. The material terms and conditions of the senior secured credit agreement were described in Leap’s Current Report on Form 8-K, dated June 16, 2006, as filed with the SEC on June 19, 2006, and such description is incorporated herein by reference. In the near future, each of ANB 1 and ANB 1 License will execute and deliver to the collateral agent a security agreement supplement pursuant to which each of ANB 1 and ANB 1 License will grant a security interest in substantially all of their present and future personal property and owned real property in favor of the lenders under the senior secured credit agreement. Also upon consummation of the acquisition, on March 5, 2007 each of ANB 1 and ANB 1 License guaranteed the obligations of Cricket under the indenture governing its 9.375% senior unsecured notes due 2014 in an aggregate principal amount of $750.0 million, by executing and delivering a supplemental indenture. The material terms and conditions of the indenture were described in Leap’s Current Report on Form 8-K, dated October 18, 2006, as filed with the SEC on October 24, 2006, and such description is incorporated herein by reference.
     Under a Credit Agreement, dated as of December 22, 2004, among Cricket, ANB 1 License (as Borrower) and ANB 1 (as Guarantor), as amended (the “ANB 1 License Credit Agreement”), Cricket agreed to loan ANB 1 License up to $290.0 million plus capitalized interest. This facility consisted of a fully drawn $64.2 million sub-facility to finance ANB 1 License’s purchase of wireless licenses, and a $225.8 million sub-facility to finance ANB 1 License’s build-out and launch of its network and working capital requirements. At December 31, 2006, ANB 1 License had outstanding borrowings of $64.2 million principal amount under the acquisition sub-facility and $185 million principal amount under the working capital sub-facility. Upon consummation of the acquisition of ANB 1 and the execution and delivery of the guarantees by ANB 1 and ANB 1 License described above, on March 5, 2007 Cricket assigned its interests in the indebtedness under the ANB 1 License Credit Agreement to ANB 1 as an equity capital contribution, and ANB 1 in turn assigned its interests in such indebtedness to ANB 1 License as an equity capital contribution, and the parties agreed to terminate the ANB 1 License Credit Agreement and the related loan and security documents.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.
Date: March 12, 2007	By:	/s/ ROBERT J. IRVING, JR.
		Name:	Robert J. Irving, Jr.
		Title:	Senior Vice President and General Counsel

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